UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2023

McEWEN MINING INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	001-33190 (Commission File Number)	84-0796160 (I.R.S. Employer Identification No.)

150 King Street West, Suite 2800

Toronto, Ontario, Canada  M5H 1J9

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (866) 441-0690

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MUX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry Into a Material Definitive Agreement

As previously disclosed in a Current Report on Form 8-K filed with the Securities Exchange Commission (“SEC”) on March 1, 2023, McEwen Mining Inc. (the “Company”) announced that it, and McEwen Copper Inc., a privately-held Alberta, Canada subsidiary of the Company (“McEwen Copper”), had entered into two binding term sheets with Nuton LLC, a current shareholder of McEwen Copper and subsidiary of Rio Tinto (“Nuton”). In accordance with the first term sheet, effective February 23, 2023, Nuton exercised its preemptive rights under an existing shareholder agreement and agreed to purchase 350,000 shares of McEwen Copper common stock directly from McEwen Copper for aggregate proceeds of $6,562,500 in cash (the “Nuton LOI”). In accordance with the second term sheet, Nuton agreed to purchase from the Company, through a subsidiary, 1,250,000 shares of McEwen Copper common stock for an aggregate purchase price of $23,437,500 in cash (the “Nuton Secondary LOI”). The Nuton Secondary LOI also contemplated that the existing Nuton Collaboration Agreement between Nuton, McEwen Copper, the Company and Robert McEwen dated as of August 30, 2022 (“Original Collaboration Agreement”) would be amended.

On March 9, 2023, the parties to the Nuton LOI and the Nuton Secondary LOI executed definitive agreements containing the material terms of those LOIs. A Private Placement Subscription Agreement dated as of March 9, 2023 between Nuton and McEwen Copper (“Subscription Agreement”) sets forth the terms and conditions pursuant to which the purchase and sale of McEwen Copper common stock from that entity would be effected. A Share Purchase Agreement among the Company, McEwen Copper, Minera Andes Inc. and Nuton, also dated March 9, 2023, sets forth the terms and conditions upon which the Company, through one of its subsidiaries, would sell the McEwen Copper common stock to Nuton (“Share Purchase Agreement”). The transactions contemplated by the Subscription Agreement and the Share Purchase Agreement were completed on March 15, 2023.

Contemporaneously with the execution of the Subscription Agreement and the Share Purchase Agreement on March 9, 2023, the Company, McEwen Copper, Mr. McEwen and Nuton entered into Amendment No. 1 to the Original Collaboration Agreement. That amendment served to amend the Original Collaboration Agreement to, among other things and subject to certain conditions, provide Nuton (i) preemptive rights to purchase additional McEwen Copper securities following an IPO to maintain Nuton’s ownership interest in that entity following any such IPO; (ii) a right of first refusal to provide additional funding to McEwen Copper, should such funding become necessary and to describe a mechanism for allocating such first right of refusal between Nuton and FCA Argentina S.A., a subsidiary of Stellantis N.V. (“Stellantis”) should both parties exercise their respective first rights of refusal; (iii) additional information rights vis a vis the Los Azules project; (iv) an extension of the exclusivity granted to Nuton under the Original Collaboration Agreement to provide heap-leach related technology to the project; and (v) a promise that neither the Company nor Mr. McEwen would exercise “drag-along” rights to compel Nuton to sell its interest in McEwen Copper pursuant to that certain Unanimous Shareholder Agreement between, among others, the parties dated as of August 20, 2021. Each of the Subscription Agreement and the Share Purchase Agreement contain indemnification provisions which the Company deems customary for transactions such as those described in the respective agreements.

Each of the agreements discussed above may also contain customary representations, warranties, conditions and other agreements in connection with the transactions.  They are not intended to provide any other factual information about the Company, McEwen Copper, or any other Company subsidiary. The representations, warranties and covenants contained in the agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The Company intends to file the Subscription Agreement, Share Purchase Agreement and amendment to the Original Collaboration Agreement as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 when that report is filed with the SEC. Interested parties are encouraged to read in their entirety the agreements when they become available, as they contain important information not discussed in this report.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McEWEN MINING INC.

Date: March 15, 2023	By:	/s/ Carmen Diges
Carmen Diges, General Counsel

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